Exhibit 4.2

WKN: 566480

ISIN: DE0005664809

Ordnungsnummer: 43

[●] Stückaktien

Evotec SE

Hamburg

Globalurkunde

über [●] auf den Inhaber lautende Stammaktien in Form von Stückaktien

Stückenummern: 171.192.909 bis [●]

Der Inhaber dieser Globalurkunde ist mit [●] Stückaktien an der Evotec SE, Hamburg, nach Maßgabe der Satzung der Gesellschaft als Aktionär beteiligt.

Die Anzahl der in dieser Globalurkunde verbrieften und begebenen Aktien ergibt sich aus der aktuellen EDV-basierten Depotdokumentation der Clearstream Banking AG, Frankfurt am Main.

Diese Globalurkunde ist ausschließlich zur Verwahrung bei Clearstream Banking AG, Frankfurt am Main, bestimmt.

Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.

Die in dieser Globalurkunde verbrieften Aktien sind ab Beginn des Geschäftsjahres, für das zum Zeitpunkt der Ausübung des Bezugsrechts noch kein Beschluss der Hauptversammlung über die Verwendung des Bilanzgewinns gefasst worden ist, gewinnberechtigt.

Hamburg, im September 2021

Evotec SE

vertreten durch

Dr. Werner Lanthaler / CEO	Ralph Enno Spillner / CFO